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EXHIBIT 99.2

                                                                    GENEVA STEEL

Contact: Dennis Wanlass
Vice President and                    P.O. Box 2500
Chief Financial Officer               Provo, Utah 84603
Phone: (801) 227-9302                 Fax: (801) 227-9431


PRESS RELEASE


GENEVA STEEL CHAPTER 11 PROCEEDINGS MOVED TO
U. S. DISTRICT COURT

     VINEYARD, UTAH, FEBRUARY 9, 1999: Geneva Steel today announced that its case under Chapter 11 of the United States Bankruptcy Code was withdrawn from the Bankruptcy Court by the U.S. District Court for the District of Utah. U.S. District Judge J. Thomas Greene was assigned to preside over the bankruptcy case. Geneva's motion to withdraw the case was supported by its major creditors, lenders and others having an economic stake in the outcome of the bankruptcy proceedings.

     "We remain strongly committed to Geneva's survival and future success," said Joseph A. Cannon, chairman and chief executive officer. "We will continue to seek reorganization under Chapter 11 and approval of a debtor-in-possession credit facility which will allow the Company to serve its customers and to pay post-petition vendors in the ordinary course. In the interim, Geneva has access to incoming cash flow from operations pursuant to a cash collateral order previously granted by the Bankruptcy Court."

     This press release may be deemed to contain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings. For example, such risks and uncertainties include obtaining the debtor-in-possession credit facility and court approval therefor, maintaining adequate liquidity to fund ongoing operations and the outcome and effect of the Chapter 11 proceedings.


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PAGE 2                                 GENEVA STEEL CHAPTER 11 PROCEEDINGS MOVED
                                                          TO U.S. DISTRICT COURT


     Geneva Steel is an integrated steel mill operating in Vineyard, Utah. The Company manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the western, central and southeastern United States.


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